Exhibit 10.2

SALE AND PURCHASE AGREEMENT

FOR SALE AND PURCHASE OF DENVER MARRIOTT HOTEL

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of August, 2011 (the “Effective Date”), by and between WTCC City Center Investors V, L.L.C., a Delaware limited liability company (“Seller”), and CHSP Denver LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

A. Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the “Property” (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1. Purchase and Sale; Certain Definitions.

1.1 Purchase and Sale of the Property. On the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property.

1.2 Certain Definitions. As used herein, the following terms are defined as follows:

1.2.1 “Condominium Declaration” means that certain Condominium Declaration, dated as of July 15, 1981, and recorded July 31, 1981, in Book 2422 at Page 558 of the records in the Clerk’s Office, as amended by that certain First Amendment to Condominium Declaration, dated as of May 24, 2007, and recorded May 29, 2007 as Document 2007083600 of the records in the Clerk’s Office.

1.2.2 “Clerk’s Office” shall mean Clerk and Recorder of the County of Denver, State of Colorado.

1.2.3 “Equipment Reserve” shall have the meaning given such term in the Management Agreement (as hereinafter defined).

1.2.4 “Ground Leases” means, collectively, the “Subterranean Lease”, the “Perry Lease” and the “Plettner Lease” (each, as hereinafter defined).

1.2.5 “Hotel” means the Denver Marriott City Center Hotel, located at 1701 California Street Denver, Colorado 80202.

1.2.6 “Hotel Unit” means the condominium unit more particularly described in Exhibit “A”.

1.2.7 “Management Agreement” means that certain Denver Energy Center Hotel Management Agreement, by and between Denver Energy Center Hotel Partnership, a Colorado limited partnership, and Marriott Corporation, a Delaware corporation (together with its successors and assigns, “Manager”), dated effective as of January 10, 1979, as amended and assigned. A listing of the documents comprising the Management Agreement is attached hereto as Exhibit “V”. A copy of the Management Agreement has been heretofore made available by Seller and to Buyer.

1.2.8 “Master Declaration” means that certain Master Declaration of Covenants, Easements, Rights and Restrictions, dated as of July 15, 1981, and recorded July 31, 1981, in Book 2422 at Page 442 of the records in the Clerk’s Office, as amended by that certain First Amendment to Master Declaration of Covenants, Easements, Rights and Restrictions, dated as of June 30, 1995, and recorded June 30, 1995 as Document 9500076810 of the records in the Clerk’s Office.

1.2.9 “Parking Easement Agreement” means that certain Parking Easement Agreement, by and between Energy Center III Venture, a Colorado partnership, and Denver Energy Center Hotel Partnership, a Colorado limited partnership, dated July 31, 1981, and recorded December 23 1981 in Book 2504 at Page 236 of the records in the Clerk’s Office, as assigned by that certain Assignment and Assumption Agreement by and between Denver Energy center Hotel Partnership and Energy Center II Venture, dated as of January 4, 1982, and recorded January 6 1982 in Book 2510 at Pages 439 and 527 of the records in the Clerk’s Office. and as assigned by Hotel Unit Parking Easement Assignment and Assumption Agreement, recorded June 30, 1995 at Reception No. 9500076817 of the records in the Clerk’s Office.

1.2.10 “Perry Lease” means that certain Lease by and between Andrew Eugene Perry, Jr., an individual, and The First National Bank of Denver, a national banking association, dated effective as of July 1, 1969, and recorded November 24, 1969, in Book 112 at Page 309 of the records in the Clerk’s Office, as amended and assigned, and as more particularly described in Exhibit “F”.

1.2.11 “Plettner Lease” means that certain Ground Lease Agreement by and between Margaret Plettner Counter and Neil Horan, as special fiduciary in the Matter of the Testamentary Trust of Maude B. Plettner, deceased, and in the Matter of the Testamentary Trust of Harry C. Brown, deceased, and U.I.D.C.-Denver, Inc., a Colorado corporation, dated effective as of March 19, 1973, a memorandum of which was recorded April 4, 1973, in Book 671 at Page 139 of the records in the Clerk’s Office, as amended and assigned, and as more particularly described in Exhibit “F”.

1.2.12 “Property” means all of Seller’s right, title and interest in and to (a) the Hotel Unit, together with all rights to the “Common Elements” and “Limited Common Elements” (as such terms are defined in the Condominium Declaration) appurtenant thereto, which Common Elements include the Hotel Unit’s leasehold interest in the Ground Leases, and (b) (i) all improvements, structures and facilities located upon or affixed to the Hotel Unit and all fixtures on the Hotel Unit which constitute real property under applicable law (the “Improvements”), (ii) all fixtures, furnishings, artwork, systems, equipment and items of personal property (other than cash) used in the operation of the Improvements on or attached or appurtenant to the Improvements (collectively, the “Personal Property”), excluding, however, any property, rights or interests attributable to other units or areas in the larger project or development or owned or controlled by a common association, manager or similar person, (iii) all food, liquor, wine and other beverages (alcoholic and non alcoholic), including such food, liquor and other beverages held for sale in hotel rooms within the Improvements, and all consumable supplies and inventories of every kind and nature including “Inventories of Merchandise” and “Inventories of Supplies” as such terms are defined in the current Uniform System of Accounts for Hotels published by the Hotel Association of New York City, Inc. (the “Consumables”), in each case owned by Seller as of the “Closing Date” (as hereinafter defined)

(and located at, and used in connection with the operation of, the Improvements, including, without limitation, cleaning supplies, guest supplies, paper supplies, stationary, bar supplies, robes, slippers, fuel, laundry supplies, engineering supplies, sundry or gift shop inventory and room, food and beverage linen, glassware and silverware, whether in use or held in stock or storage for future use in connection with Seller’s ownership, operation or maintenance of the Improvements, if any, and (iv) all “Continuing Agreements and Equipment Leases” (as such term is defined in Section 7.1.6) and all copyrights, trademarks, trade names, and any licenses related to the foregoing that relate to the business being conducted at the Hotel Unit, other than any software licenses used by Seller in the corporate offices of Seller, and, to the extent transferrable by Seller, all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any governmental authority (other than the Liquor Licenses which are held by or on behalf of Seller), all books and records located at the Hotel which relate exclusively to the Hotel and all bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel as of the Closing, together with all deposits held by or on behalf of Seller with respect thereto (the matters described in this clause “(iv)” collectively called the “Intangible Property”), each such piece and parcel of Intangible Property, to the extent assignable; provided, however, in no event shall the Intangible Property include Marriott brand concepts.

1.2.13 “Subterranean Lease” means that certain Ground Lease and Sublease Agreement by and between Energy Center I Venture, a Colorado partnership, Energy Center III Venture, a Colorado partnership, and Denver Energy Center Hotel Partnership, a Colorado limited partnership, dated effective as of July 15, 1981, and recorded July 31, 1981, in Book 2422 at Page 511 of the records in the Clerk’s Office, as amended and assigned, and as more particularly described in Exhibit “F”.

2. Purchase Price.

2.1 Amount of Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be One Hundred Nineteen Million and No/100 United States Dollars ($119,000,000.00).

2.2 Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

2.2.1 Deposit. On or before the close of business on August 19, 2011, Buyer shall deliver to Chicago Title Insurance Company (“Title Company”), at its offices at 171 North Clark Street, Chicago, Illinois, Attention: Ms. Angie Koetters, in its capacity as escrow agent (“Escrow Agent”), a deposit in the form of a cashier’s check or wire transfer of immediately available funds in the amount of Seven Million and No/100 Dollars ($7,000,000.00) (which amount is referred to in this Agreement, together with all interest earned thereon, as the “Deposit”). If the Deposit is not delivered within such period, then Seller may terminate this Agreement in its sole and absolute discretion. All interest earned on the Deposit, or any portion thereof, shall be deemed a part of the Deposit. The Deposit shall be nonrefundable to Buyer except as otherwise herein expressly provided. The Deposit shall be invested by Escrow Agent in accordance with the terms of a separate escrow agreement in the form of Exhibit “B” attached hereto and dated as of the date hereof by and among Buyer, Seller and Escrow Agent (the “Deposit Escrow Agreement”). At all times that the Deposit is being held by Escrow Agent, the Deposit shall be invested by Escrow Agent in one of the following investments (“Approved Investments”): (i) United States Treasury obligations, (ii) United States Treasury backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Buyer, or (iii) a money market account at a major money center banking institution reasonably acceptable to Buyer. Escrow Agent shall dispose of the Deposit only as provided in this Agreement, the Deposit Escrow Agreement and the "Escrow Instructions" (as hereinafter defined); provided, however, the Deposit Escrow Agreement and the Escrow Instructions are ancillary to this Agreement and the terms and provisions of this Agreement shall control in all circumstances. Upon the sale of the Property, the Deposit (and all interest thereon) shall be delivered to Seller and applied as a credit towards the Purchase Price.

2.2.2 Payment of Balance of Purchase Price. The balance of the Purchase Price, as adjusted by the adjustments, credits, and allocations provided for in this Agreement (as so adjusted, the “Closing Payment”), shall be paid by Buyer delivering the Closing Payment to Escrow Agent by federal funds wire transfer of immediately available funds or otherwise wire-transferring the Closing Payment in immediately available funds directly to Seller at Closing, as the Seller may direct and the Buyer may so agree.

2.2.3 Closing Date. Buyer shall deliver the Closing Payment as provided above on September 12, 2011, as the same may be extended pursuant to the terms of this Agreement, or such later date as Buyer and Seller may mutually agree (the “Closing Date”).

3. Due Diligence.

3.1 Access.

3.1.1 Right of Access. Except for title and survey matters (which shall be governed by the provisions of Section 4 below), and subject to the provisions hereinafter set forth, Buyer has had a period of time while this Agreement was being negotiated and shall have from the Effective Date until 5:00 PM Central Time on August 18, 2011 (the “Due Diligence Period”) within which to perform and complete all of Buyer's due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including the Condominium Declaration, Master Declaration, Ground Leases, Continuing Agreements and Equipment Leases, Personal Property, Intangible Property, Management Agreement, all permits, licenses, management agreements, leases, service contracts, and all physical, environmental and compliance matters and conditions respecting the Property. During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Property (subject to this Section 3.1) upon reasonable advance notice and shall also make available to Buyer (to the extent in Seller's possession) and shall instruct its Manager to make available to Buyer such leases, service contracts, reports, studies, permits, licenses and other information relating to the operation of the Property as Buyer shall reasonably request. Additionally, during the Due Diligence Period, Buyer shall (i) satisfy itself that Seller does not hold any alcoholic beverage licenses and any other attendant liquor permits required for the sale, consumption, use or distribution of liquor at the Hotel (collectively, the “Liquor Licenses”); (ii) satisfy itself that any such Liquor Licenses are held by Manager or its affiliate or designee; and (iii) to the extent Buyer’s deems it necessary to transfer the Liquor Licenses to Buyer or Buyer’s designee, file any and all paperwork reasonably necessary to transfer the Liquor Licenses to Buyer or Buyer’s designee, as licensee.

3.1.2 Procedures for Inspections. In conducting any inspection of the Property or otherwise accessing the Property, Buyer shall at all times comply with all laws and regulations of all applicable governmental authorities, and terms of the Condominium Declaration, the Master Declaration and the Ground Leases, and Buyer shall not (i) contact or have any discussions with any of Seller’s or Manager’s employees, agents or representatives, or with any guests at, or contractors providing services to, the Property, or with governmental or quasi-governmental authority having jurisdiction over the Property (except in connection with the issuance of a PZR Report by the Planning & Zoning Resource Corporation or in connection with the transfer of any licenses or permits), the lessors under the Ground Leases, the condominium association or other unit owners, unless in each case Buyer obtains the prior consent of Seller, (ii) interfere with the business of Seller (or any of its guests) or Manager conducted at the Property or disturb the use or occupancy of any occupant of the Property, or (iii) damage the Property. In conducting the foregoing inspection or otherwise accessing the Property, and Buyer shall require its agents, attorneys, contractors, and all others who assist Buyer in connection with such inspections (collectively, “Buyer’s Representatives”) to, at all times comply with, and shall be subject to, the matters provided above and the provisions and restrictions in the Management Agreement, if any. Seller may from time to time establish reasonable rules of conduct for Buyer and Buyer’s Representatives in furtherance of the foregoing. Buyer shall schedule and coordinate all inspections or other access with Seller and shall give Seller at least two (2) business days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Buyer agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Buyer or Buyer’s Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Buyer or Buyer’s Representatives relating to such inspection and its other access shall be at the sole expense of Buyer. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Seller’s default), Buyer shall: (A) promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Property, made and conducted by Buyer or Buyer’s Representatives or for Buyer’s benefit which are in the possession or control of Buyer or Buyer’s Representatives (other than any internal studies, tests, reports and inspections or other privileged information prepared by any of Buyer’s employees, attorneys or accountants), and (B) promptly return to Seller originals of all due diligence materials delivered by Seller to Buyer and shall destroy all copies and abstracts thereof. Buyer and Buyer’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Property. The provisions of this Section 3.1.2 shall survive the Closing or any termination of this Agreement.

3.1.3 Insurance for Inspections. Prior to conducting any on-site inspection of the Property, other than mere visual examination, including without limitation, boring, drilling and sampling of soil, Buyer shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, naming Seller, Manager, together with any parties required to be named under the Condominium Declaration, Master Declaration or Ground Leases, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000) for any one occurrence and not less than Five Million Dollars ($5,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Property, Buyer shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

3.1.4 Termination of Agreements and Equipment Leases: On or prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice (the “Contract Notice”) designating those “Agreements and Equipment Leases” (as defined in Section 8.1.9 below) which Buyer wishes Seller to terminate as of the date of the Closing (the “Unassumed Agreements and Equipment Leases”) and those Agreements and Equipment Leases which Buyer elects to assume as of the date of the Closing (the “Continuing Agreements and Equipment Leases”). The failure of Buyer to timely give the Contract Notice shall be deemed to constitute Buyer’s election to assume all Agreements and Equipment Leases as of the date of the Closing. Seller shall use commercially reasonable efforts to terminate the Unassumed Agreements and Equipment Leases effective as of the date of the Closing, provided such termination is as permitted by the listed Unassumed Agreements and Equipment Leases and shall be at no cost to Seller.

3.1.5 Indemnification for Inspections. Buyer shall indemnify and hold Seller, Manager and their respective disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by any Seller Related Parties arising from or by reason of Buyer’s and/or Buyer’s Representatives’ access to, or inspection of, the Property (including damage to property and injury to persons caused by any tests, inspections or other due diligence conducted by or on behalf of Buyer), except to the extent resulting from Seller’s gross negligence or willful misconduct. The provisions of this Section 3.1.5 shall survive the Closing or any termination of this Agreement.

3.1.6 Certain Matters. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to deliver to Buyer any property condition reports or any confidential or proprietary materials, including, without limitation, the following: (1) information contained in Seller’s (or any of Seller’s affiliates’) credit reports, credit authorizations, credit for financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to the Property, including any valuation documents and the book value of the Property; (2) material which is subject to attorney client privilege or which is attorney work product or may not be disclosed pursuant to any order or agreement in any arbitration, litigation or other proceeding; (3) appraisal reports or letters; (4) financials or tax returns of Seller or any affiliate of Seller, except in connection with Buyer’s right to audit or audit reports set forth in Section 12.24; or (5) material which Seller is legally required not to disclose. The provisions of Section 3.1.6 shall survive the Closing or any termination of this Agreement.

3.1.7 Due Diligence Termination Right.

(a) At the expiration of the Due Diligence Period this Agreement shall continue in full force and effect unless, prior to the expiration of the Due Diligence Period, Buyer shall have notified Seller and Escrow Agent in writing of Buyer’s election not to proceed with the acquisition of the Property (the “Buyer’s Termination Notice”).

(b) If Buyer shall timely deliver the Buyer’s Termination Notice as provided for in Section 3.1.7(a) above, the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement) and the Deposit shall be released to Buyer by Escrow Agent, within three (3) business days after Buyer’s delivery of the Buyer’s Termination Notice, less One Hundred Dollars ($100.00) (the “Independent Consideration”) which shall be delivered by Escrow Agent to Seller in consideration of Seller having entered into this Agreement.

4. Title and Survey Matters.

4.1 Seller has heretofore made available to Buyer (i) a title insurance commitment covering the Hotel Unit issued by the Title Company as NBU No. 21121345; (ii) copies of the recorded documents evidencing the exceptions to title stated in Schedule B-2 therein (collectively, the “Title Commitment”); and (iii) a copy the Survey of Denver Marriott Hotel Unit Condominium, prepared by AEGIS Surveying, Inc. as Project No. 57301, dated April 11, 2007, and last revised May 23, 2007 (the “Existing Survey”).

4.2 Buyer shall satisfy itself prior to expiration of the Due Diligence Period that the Title Company is willing, pursuant to the Title Commitment, to issue a standard 2006 ALTA form of owner’s title insurance policy (the “Owner’s Policy”) with coverage in an amount equal to or less than the Purchase Price, indicating the fee interest of the Hotel Unit including the Hotel Unit’s leasehold interest in the Ground Leases to be vested of record in Buyer, subject solely to the “Permitted Exceptions” (as hereinafter defined). Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves the exceptions to title shown on the Title Commitment or the matters disclosed by the Existing Survey, stating the title exceptions or Existing Survey matter so disapproved, prior to the expiration of the Due Diligence Period, Buyer shall be conclusively deemed to have approved the Existing Survey and the Title Commitment. Upon receipt by Seller of a Title Disapproval Notice given in a timely manner, Seller may elect to notify Buyer (being a “Seller Response Notice”) as to each disapproved matter either that: (i) Seller elects not to cause such disapproved matter to be removed as of the Closing Date (or otherwise take any action with respect thereto), or (ii) Seller intends to either: (a) use commercially reasonable efforts to cause such disapproved matter to be removed or released on the Closing Date; or (b) use commercially reasonable efforts to cause the Title Company to insure over such disapproved matter; provided, however, Seller shall have no liability if for any reason, after electing either choice under (ii) above, such additional disapproved matters are not removed, released, or insured over as aforesaid as of the Closing Date and Buyer shall not be obligated to take title to the Property subject to such disapproved matters and Buyer may elect to terminate this Agreement. If Seller has provided a Seller Response Notice to Buyer by the date which three (3) business days after the expiration of the Due Diligence Period stating that Seller will not remove, release or otherwise correct such disapproved exceptions or will not correct any disapproved Existing Survey matter or if Seller has not provided a Seller Response Notice to Buyer prior to the date which is three (3) business days after the expiration of the Due Diligence Period (which shall be deemed an election by Seller not to take any action with respect to such items), then Buyer may elect in writing not later than two (2) business days after delivery of the Seller Response Notice, either to waive Buyer’s objection to such disapproved exceptions or Existing Survey matter or to terminate this Agreement. If Buyer shall fail to make such election, then Buyer shall be deemed to have waived its objections to such disapproved exceptions or Existing Survey matters. In the event Buyer shall elect in writing to terminate this Agreement, the Deposit (less the Independent Consideration) shall be promptly delivered by the Escrow Agent to Buyer, and the parties shall have no further obligations or liabilities hereunder (except for any obligations or liabilities that expressly survive termination of this Agreement). Anything to the contrary notwithstanding, if a Title Disapproval Notice is delivered by Buyer, Buyer may elect terminate this Agreement after the expiration of the Due Diligence Period only within the time period established therefor and solely for disapproved matters raised in the Title Disapproval Notice (i) which Seller elects not to cause to be removed as of the Closing Date, and (ii) to which Buyer has not waived its objection to the same.

4.3 It is understood that Buyer may request a number of endorsements to or extended coverage for the Owner’s Policy. Buyer shall satisfy itself prior to the expiration of the Due Diligence Period that the Title Company will be willing to issue such endorsements or extended coverage in connection with the Owner’s Policy, and, accordingly, in no event shall the issuance of such endorsements, extended coverage or the Owner’s Policy constitute a condition to Buyer’s obligations under this Agreement.

4.4 As used herein: “Permitted Exceptions” means the following: (1) the lien of any unpaid real estate taxes and assessments for the year 2011, and subsequent periods, not due and payable as of Closing; (2) such other matters set forth in the Title Commitment or Survey which are approved or deemed approved, pursuant to the terms hereof, by Buyer during the Due Diligence Period (in any event to include the exceptions listed in Exhibit “D”); (3) any New Matter (as hereinafter defined) which has been approved, or deemed approved by Buyer, pursuant to Section 4.6 below; (4) the printed exceptions which appear in the standard ALTA form of owner’s policy of title insurance issued by Title Company in the State of Colorado; and (5) all other matters of public record, including, but not limited to, all building, signage and zoning ordinances, laws, regulations and restrictions by or of municipal and other governmental authorities; provided that in no event shall any existing liens or encumbrances created by Seller, including but not limited to, any deeds of trust or other security documents, be considered Permitted Exceptions. After Closing, Seller shall have no liability to Buyer, and Buyer and its successors and assigns shall make no claim against Seller for the Permitted Exceptions. This provision shall survive the Closing.

4.5 Buyer shall have the right, at Buyer’s sole cost and expense, to update the Existing Survey prior to the expiration of the Due Diligence Period. In no event will the update to such Existing Survey be deemed to result in a New Matter (as defined below) as to the Property.

4.6 If an additional exception to title (“New Matter”) affecting the Property is first disclosed to Buyer after the expiration of the Due Diligence Period, Buyer shall be deemed to have approved any such New Matter within five (5) days of Buyer’s discovery of such New Matter unless Buyer delivers to Seller within such time written notice of its objection thereto. Notwithstanding the foregoing, any New Matter that is the result of the activities of Buyer, or that does not adversely impact the marketability of such title or have a material adverse effect on the ownership of the Property or operation of the Hotel after the Closing, shall be deemed approved by Buyer, and Buyer shall have no right to object to such New Matter. Seller may elect to use reasonable efforts to remove or cause the Title Company to bond, insure or endorse over such New Matter within thirty (30) days from the date of receipt of notice from Buyer with respect to the New Matter (and the Closing Date shall be extended to accommodate such cure period). In the event that within such thirty (30) day period Seller (1) does not elect to remove or cause the Title Company to bond, insure or endorse over such New Matter, or (2) elects but fails to remove or cause the Title Company to bond, insure or endorse over such New Matter, then upon the expiration of such period, Buyer, as its sole and exclusive remedy hereunder for such failure, shall elect in writing either (a) to terminate this

Agreement by written notice to Seller, in which case the Deposit (less the Independent Consideration) shall be returned to Buyer, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), or (b) to waive the foregoing right of termination and all other rights and remedies on account of such New Matter and to close the transaction contemplated by this Agreement, without any reduction or abatement of the Purchase Price. If Buyer shall fail to make such election, then Buyer shall be deemed to have waived its objections to such disapproved New Matter.

4.7 Notwithstanding the foregoing, Seller shall convey the Hotel Unit to Buyer through the form of special warranty deed (or its equivalent) attached hereto as Exhibit “C” (the “Deed”), which will convey the Hotel Unit to Buyer subject to the Permitted Exceptions, as well as any matters disclosed by the public records, and any other exceptions to title, including, but not limited to (i) all building, signage and zoning ordinances, laws, regulations and restrictions by or of municipal and other governmental authorities, and (ii) road, highway, pipeline, railroad and utility easements, conditions and encroachments, which would be disclosed by an inspection and/or survey of the Property (together with the Permitted Exceptions, the “Deed Exceptions”). All appurtenances to title to the Hotel Unit shall be as are conveyed specifically in the Deed. After Closing, Seller shall have no liability to Buyer, and Buyer and its successors and assigns shall make no claim against Seller for the Deed Exceptions. This provision shall survive the Closing.

5. Conditions Precedent. The obligation of Buyer to purchase, and Seller to sell the Property as contemplated by this Agreement is subject to satisfaction of each of the following respective conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists). If any of such conditions is not fulfilled (or so waived) pursuant to the terms of this Agreement, then, except as expressly provided in this Agreement, the party in whose favor such condition exists may elect not to proceed with this Agreement and, in connection with any such election made in accordance with this Section 5, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination [and without releasing any party for a breach or default occurring prior to such termination]), and the Deposit shall be disposed of in accordance with Section 10.

5.1 Estoppel Certificates.

5.1.1 Condominium Declaration. Receipt of an estoppel certificate with respect to the Condominium Declaration in a form containing such content as is provided for in the Condominium Declaration, shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder; provided, however, Seller shall request an estoppel certificate with respect to the Condominium Declaration in the form attached hereto as Exhibit “W”.

5.1.2 Master Declaration. Receipt of an estoppel certificate with respect to the Master Declaration in a form containing such content as is provided for in the Master Declaration, shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder; provided, however, Seller shall request an estoppel certificate with respect to the Master Declaration in the form attached hereto as Exhibit “X”.

5.1.3 Ground Leases. Receipt of an estoppel certificate from the landlord under each of the Ground Leases, in a form containing such content as is provided for in each of such Ground Leases, shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder; provided, however, Seller shall request an estoppel certificate with respect to each Ground Lease in the form attached hereto as Exhibit “Y”.

5.1.4 Management Agreement. Receipt of an estoppel certificate from Manager, as to the Management Agreement, in a form containing such content as is provided for in the Management Agreement, shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder; provided, however, Seller shall request an estoppel certificate with respect to the Management Agreement in the form attached hereto as Exhibit “Z”. To the extent required by the terms and provisions of the Management Agreement, a consent from Manager of the assignment and assumption of the Management Agreement from Buyer to Seller shall also be a condition precedent to Buyer’s obligation to acquire the Property hereunder.

5.1.5 Parking Easement Agreement. Receipt of an estoppel certificate from the grantor under the Parking Easement Agreement, in a form containing such content as is provided for in the Parking Easement Agreement shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder.

5.1.6 Extension of Closing Date.

(a) If Seller has not received any estoppel certificate, consent or approval, receipt of which is a condition precedent to Buyer’s obligation to acquire the Property hereunder, Seller may, upon written notice to Buyer delivered on or before the Closing Date then scheduled under this Agreement, extend the Closing Date for a period of up to thirty (30) days to provide additional time to obtain such estoppel certificate(s), consent or approval. If Seller has exercised its extension option under this Section 5.1.6 but the required estoppel certificate, consent or approval has not been obtained as of the Closing Date, as extended pursuant to this Section 5.1.6, then this Agreement shall terminate, except the provisions hereof or thereof which expressly survive termination, and Buyer shall receive a refund of the Deposit (less the Independent Consideration).

(b) Anything to the contrary in this Section 5.1.6 notwithstanding, Buyer acknowledges that, if an original of any required estoppel certificate, consent or approval is not available at Closing, Seller may deliver an electronic copy (a .pdf or .tif file) of such estoppel certificate, consent or approval, and, so long as Seller delivers the original of such estoppel certificate, consent or approval within ten (10) business days after Closing, Seller shall be deemed to have satisfied the requirement under this Agreement of the delivery of such estoppel certificate, consent or approval, and the unavailability of the original of such document shall not delay the Closing. The provisions of this Section 5.1.6(b) shall survive Closing.

5.2 Intentionally Deleted.

5.3 No Bankruptcy or Dissolution. A condition precedent to Seller’s obligation to sell the Property shall be that that at no time on or before the Closing Date shall any “Bankruptcy/Dissolution Event” (as hereinafter defined) have occurred with respect to Buyer, and if Buyer is a partnership or limited liability company, any general partners or managing members, as the case may be, of Buyer. A condition precedent to Buyer’s obligation to purchase the Property shall be that that at no time on or before the Closing Date shall any Bankruptcy/Dissolution Event have occurred with respect to Seller or any managing members of Seller.

5.4 Performance by Seller. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date under this Agreement shall be a condition precedent to Buyer’s obligation to purchase the Property. In addition, a condition precedent to Buyer’s obligation to purchase the Property shall be that the representations and warranties of Seller are true and correct in all material respects as of the Closing Date as if made on such Closing Date. Notwithstanding the foregoing, in the event a material change of circumstances not otherwise contemplated by this Agreement and which was not caused by Seller’s intentional breach of any of its obligations hereunder occurs on or prior to the Closing Date which causes any of Seller’s representations or warranties set forth in Section 8.1 to become untrue or in the event of an unintentional breach or unintentional default by Seller which causes any of Seller’s covenants to be untrue, in any event, such that the failure or failures of all such representations and warranties to be so true and correct would have a material adverse effect on the Property or the purchase and sale agreement contemplated by this Agreement (a “Change of Circumstances”), and, in either case, in the event that Buyer is not willing to waive its objection thereto, Seller shall have a period of thirty (30) days from the date of the discovery by Seller of such Change of Circumstances to cure such untrue fact, condition or covenant (and the Closing Date shall be extended to accommodate such cure period). In the event that Seller does not cure such Change of Circumstances within such thirty (30) day period, Buyer shall have the right, as Buyer’s sole and exclusive remedy hereunder for such failure, either (a) to terminate this Agreement by written notice to Seller, in which case, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other and the Deposit (less the Independent Consideration) shall be refunded to Buyer, or (b) to waive the foregoing right of termination and all other rights and remedies on account of such breach or default and to close the transaction contemplated by this Agreement. Notwithstanding anything in this Section 5.4 to the contrary, the foregoing procedure with respect to a Change of Circumstances shall not be applicable to the intentional breach by Seller of any of its obligations hereunder, it being understood that the remedy for such a breach by Seller shall be in accordance with Section 10.1 hereof.

5.5 Performance by Buyer. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by Buyer prior to or on the Closing Date under this Agreement shall be a condition precedent to Seller’s obligation to sell the Property. In addition, a condition precedent to Seller’s obligation to sell the Property shall be that the representations and warranties of Buyer are true and correct in all material respects as of the Closing Date as if made on such Closing Date.

5.6 Adverse Proceedings. As a mutual condition precedent to either party’s obligation to consummate the transaction contemplated hereunder, no litigation or other court action shall have been commenced by any third party that is not an affiliate of Buyer or Seller, seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority or applicable law been enacted, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

5.7 Owner’s Policy. The Title Company shall have committed to issue the Owner’s Policy pursuant to Section 4.2, subject only to the Permitted Exceptions and to the payment of any premium with respect to the issuance of such policy.

5.8 Consequence of Failure of a Closing Condition. If either Buyer or Seller has the right to terminate this Agreement pursuant to this Section 5, then the party exercising its termination rights hereunder shall notify in writing the other party and Escrow Agent of such election (a “Section 5 Termination Notice”) prior to the Closing Date (or prior to the earlier date which may be required for such termination under the terms of this Agreement), and the specific condition or conditions giving rise to such election. If either party shall deliver a Section 5 Termination Notice, and such notice is accompanied by a demand that Escrow Agent deliver the Deposit to such party, Escrow Agent shall promptly request from the non-requesting party written confirmation that release of the Deposit to the requesting party is acceptable and upon receipt of such written confirmation (or if no written confirmation or objection is received within five (5) business days of Escrow Agent’s request therefor), Escrow Agent shall deliver the Deposit to the requesting party as demanded, less the Independent Consideration, which shall be paid to Seller in all cases. If the non-requesting party raises an objection to release of the Deposit, the procedures set forth in the Deposit Escrow Agreement shall govern Escrow Agent’s obligation to release the Deposit hereunder.

6. Closing Procedure. The sale and purchase herein provided shall be consummated (the “Closing”) through and pursuant to the Escrow Instructions (as defined below).

6.1 Escrow. On or before 1:00 p.m. Central time on the Closing Date, the parties shall make the deliveries set forth in Section 6.2 below into an escrow (the “Escrow”) established pursuant to escrow instructions (“Escrow Instructions”) to be executed among Buyer, Seller and Escrow Agent in the form of Exhibit “E” attached hereto, as the same may be amended by the agreement of the parties to conform to the facts and circumstances of closing. The conditions to the closing of such escrow shall include the Escrow Agent’s receipt of the Closing Payment (or confirmation of the receipt thereof by Seller) and a notice (which may be by email) from each of Buyer and Seller authorizing Title Company to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice on the Closing Date as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under Section 6.2 below)

6.2 Delivery by Parties. On or at least one (1) business day prior to the Closing Date, the following items shall be delivered into Escrow by the parties:

6.2.1 Seller Deliveries. Seller shall deliver to Buyer the following:

(a) The Deed, duly executed and acknowledged by Seller;

(b) An original bill of sale, assignment and assumption agreement for the Property (the “Bill of Sale”), in the form of Exhibit “G” attached hereto, duly executed by Seller;

(c) An original assignment and assumption of the Management Agreement (the “Management Agreement Assignment”), in the form of Exhibit “H” attached hereto (as the same may be modified as reasonably agreed to by Buyer, Seller and Manager), duly executed by Seller and consented to by Manager;

(d) An original duly executed certificate of Seller (the “Seller Closing Certificate”) in the form of Exhibit “J” attached hereto, updating the representations and warranties contained in Section 8.1 hereof to the Closing Date and noting any changes thereto;

(e) An original duly executed certificate of “non-foreign” status in the form of Exhibit “K” from Seller and any required state withholding or non-foreign status certificate;

(f) An original duly executed resignation of the director on the condominium board created by the Condominium Declaration, and attributable to the Hotel Unit;

(g) An original acknowledgement and agreement relating to Perry Lease assignment and assumption (the “Perry Lease Acknowledgement”), in the form of Exhibit “L” attached hereto, duly executed and acknowledged by Seller and consented to by the ground lessor under the Perry Lease;

(h) An original acknowledgement and agreement relating to Plettner Lease assignment and assumption (the “Plettner Lease Acknowledgement”), in the form of Exhibit “M” attached hereto, duly executed and acknowledged by Seller;

(i) An original acknowledgement and agreement relating to Subterranean Lease assignment and assumption (the “Subterranean Lease Acknowledgement”), in the form of Exhibit “N” attached hereto, duly executed and acknowledged by Seller;

(j) An original assignment and assumption of the Parking Easement (the “Parking Easement Assignment”), in the form of Exhibit “I” attached hereto, duly executed by Seller;

(k) A duly executed copy of the closing statement reflecting the transaction and apportionments contemplated hereunder to be prepared jointly by Seller and Buyer prior to the Closing (the “Closing Statement”);

(l) A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed, conveying such vehicle or such other Personal Property to Buyer;

(m) To the extent not previously delivered to Buyer, all originals (or copies if originals are not available) of the Continuing Agreements and Equipment Leases, licenses and permits, books and records, keys and lock combinations in Seller’s possession or control, or in Manager’s possession or control, on the Closing Date; provided, any such items located at the Hotel on the Closing Date shall be deemed to be delivered to Buyer upon delivery of possession of the Hotel;

(n) Each of the estoppel certificates described in Section 5.1 (and subject to Section 5.1.6(b)), in each case, certifying that Seller is not in default under the applicable document(s), or if an alleged default is raised by the issuer thereof, such alleged default does not adversely impact the marketability of title to the Property or have a material adverse effect on the ownership of the Property or operation of the Hotel after the Closing; and

(o) Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein). In no event shall Seller be obligated to provide any indemnity or other document to the Title Company with respect to the issuance of the Owner’s Policy other than (but subject to the limitation set forth in the first sentence of this subparagraph) (i) the gap indemnity in the form of Exhibit “O” (the “Gap Indemnity”), and (ii) the certificate in the form of Exhibit “P” (the “Seller’s Title Certificate”).

6.2.2 Buyer Deliveries. Buyer shall deliver to Seller the following:

(a) The Closing Payment;

(b) The Bill of Sale, duly executed by Buyer;

(c) The Management Agreement Assignment, duly executed by Buyer or Buyer’s designee that is an approved assignee under the terms of the Management Agreement;

(d) A duly executed certificate of Buyer (the “Buyer Closing Certificate”) in the form of Exhibit “Q” attached hereto, updating the representations and warranties contained in Section 8.1 hereof to the Closing Date and noting any changes thereto;

(e) An original Perry Lease Acknowledgement, duly executed and acknowledged by Buyer;

(f) An original Plettner Lease Acknowledgement, duly executed and acknowledged by Buyer;

(g) An original Subterranean Lease Acknowledgement, duly executed and acknowledged by Buyer;

(h) An original Real Property Transfer Declaration (TD-1000), duly executed by Buyer, or Title Company on behalf of Buyer.

(i) An original Parking Easement Assignment, duly executed and acknowledged by Buyer.

(j) A duly executed copy of the Closing Statement;

(k) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

(l) Such additional documents as may be reasonably required by Seller and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

6.3 Closing Costs. With reference to Closing, Seller shall pay (1) 50% of all escrow charges, (2) the brokerage commission referenced in Section 12.1.2 of this Agreement, (3) the standard premium charged by the Title Company for the ALTA standard coverage portion of the Owner’s Policy, and (4) any costs associated with releasing any deeds of trust or other security documents. Buyer shall pay (1) all documentary fees and other transfer fees payable and recording charges, if any, in connection with the transfer contemplated hereby, (2) the incremental premium charged by the Title Company for the ALTA extended coverage portion of the Title Policy and the cost of all endorsements to the Title Policy, (3) Buyer’s due diligence costs and property inspection fees, including the cost of any additional environmental, asbestos, structural and physical audits it deems necessary, (4) the costs, if any, to update the Existing Survey, (5) any personal property sales tax, and (6) 50% of all escrow charges.

6.4 Adjustments, Allocations and Prorations. At the Closing, Seller shall receive, in addition to the Purchase Price, and in lieu of all prorations under this Agreement (except as specifically provided in this Section 6.4), the sum of Three Hundred Thirty Eight Thousand Four Hundred Ninety and No/100 Dollars ($338,490.00) in cash or as a credit to the Seller on the Closing Statement, which is the amount of “Working Capital” held by Manager under the Management Agreement. Except as specifically provided in this Section 6.4, there shall be no other prorations or re-prorations under the Agreement. At Closing, the “Working Capital” under the Management Agreement shall be deemed transferred from Seller to Buyer and belong to Buyer.

6.4.1 Net Distributions To Owner under the Management Agreement. If the Closing occurs on any day when any portion of the net distribution due and owing to the Owner under the Management Agreement has not been paid by Manager to Seller, the distribution under the Management Agreement for any accounting period in which Seller was the owner of the Property for the entire accounting period shall belong solely to Seller (and Manager shall be directed to pay the same to Seller); provided, however, if Manager pays such funds to Buyer, despite the direction to pay the same to Seller, Buyer shall pay such amount to Seller within three (3) business days after receipt of the same. For the accounting period in which the Closing occurs, the net distribution due and owing to the Owner under the Management Agreement shall be prorated between Buyer and Seller based on the number of days in such period and the respective ownership periods of each party therein (with the Closing Date belonging to Buyer). Any distribution amount under the Management Agreement referred to above that cannot be determined and paid at Closing shall be paid and allocated between Seller and Buyer as provided above, by Manager based on direction from Buyer and Seller to Manager, or, if Manager pays such distribution amount to one (or both) of the parties in a manner other than as allocated above, the parties will adjust such amounts within three (3) business days after receipt of such funds with the party receiving excess funds paying the other party the amount due as provided above. It is anticipated that all amounts shall be allocated and paid within twenty-five (25) days after the end of the accounting period under the Management Agreement during which Closing occurs.

6.4.2 Real Property and Personal Property Taxes. Anything in Section 6.4.1 to the contrary notwithstanding, real property taxes (Parcel ID 02345-16-018-018) and personal property taxes (Parcel ID 236413001) shall be re-prorated based on actual bills for calendar year 2011 (regardless of when the actual amounts of such taxes are due and payable) by comparing the amount of such bills against the accrual for real estate taxes and personal property taxes by Manager for calendar year 2011 and any difference shall be adjusted between Seller and Buyer based on the number of days in 2011 that each was the owner of the Property. If such difference is positive, (i.e., such actual taxes were higher than the accrual) Seller shall pay its share of such excess (the number of Seller’s days of ownership divided by 365 multiplied by such difference) to Buyer and if the difference is negative, (i.e., such actual taxes were lower than the accrual) Buyer shall pay such savings to Seller based on the number of Seller’s days of ownership divided by 365 multiplied by such difference. Any such re-proration shall be completed and paid within thirty (30) days after the such amounts are able to be calculated.

6.4.3 Equipment Reserve. The aggregate amount of the Equipment Reserve shall belong to Buyer, and Seller shall receive a credit for the same at Closing (in addition to the Purchase Price); provided, however, in no event shall the amount of the credit given to Seller for the Equipment Reserve be less than the amount existing in the Equipment Reserve on the Closing Date plus (a) amounts then accrued for deposit into the Equipment Reserve by Manager but not yet deposited therein and (b) amounts to be accrued by Manager for the accounting period in which Closing occurs (which shall be prorated between Buyer and Seller on a daily basis as to any amounts to be accrued for the Hotel accounting period including Closing; items (a) and (b) collectively, the “Accrued Amounts”), less (c) amounts expended by Manager but not yet reimbursed out of the Equipment Reserve (the “Expended Amounts”). At Closing, the Equipment Reserve shall be deemed transferred from Seller to Buyer and belong to Buyer. Any Accrued Amounts and/or Expended Amounts that cannot be computed at Closing shall be paid and allocated between Seller and Buyer as provided above, and Buyer or Seller, as the case may be, shall pay to the other party any amount due calculated as provided above. It is anticipated that all amounts shall be allocated and paid within twenty-five (25) days after the end of the accounting period under the Management Agreement during which Closing occurs.

6.4.4 Deposits under Ground Leases and Declarations. The aggregate amount of any security or other deposits held for the account of Seller under the Ground Leases, Condominium Declaration or the Master Declaration shall belong to Buyer, and Seller shall receive a credit for the same at Closing.

6.4.5 Hotel Receivables. All accounts receivables, including, without limitation, credit card sales with respect to the Property shall belong to Buyer and shall not be subject to proration or reproration.

6.4.6 Inventories, Employment Costs and Other Costs, Liabilities and Expenses. The allocation of Working Capital as provided above is in lieu of a proration of inventories, employment costs, condominium and master declaration assessments and other charges, liabilities and expenses.

6.4.7 Indemnification. Buyer acknowledges that employees of the Property are the employees of Manager and not of Seller, and that Buyer has no right to cause the termination of such employees. In no event shall Buyer take any action as to such employees of Manager that would create or cause any liability to Seller. Buyer shall be solely responsible for all wages, salaries, any bonuses, employment taxes, withholding taxes, and any and all vacation days, sick days and personal days, if applicable, existing on or accruing on or after the Closing Date. From and after the Closing, Buyer shall indemnify and save Seller harmless from and against any claim by any employee arising from Buyer’s actions and omissions as to any employees of Manager. Except as provided in this Section 6.4, Seller shall have no further liability for any obligations with respect to the operation of the Property, and Buyer shall pay and discharge all costs and expenses of the Property, regardless of when arising or accruing and Buyer shall indemnify, protect, defend and hold the Seller harmless from and against any claim arising from the non-payment of any of the items with respect to the Property regardless of when arising or accruing, plus penalties, fines, fees, interest and other charges thereon or related thereto imposed by third parties or by law in connection with such non-payment; provided, however, the parties intend that the same shall not limit Seller’s obligation for a breach of representation or warranty under this Agreement (as limited hereby) with respect to Seller’s representations and warranties under Sections 8.1.5, 8.1.7, 8.1.8, 8.1.9, 8.1.12 and 8.1.15 of this Agreement provided the aggregate liability therefor exceeds $119,000.00.

6.4.8 Items for Which There Will Not be a Proration. Seller and Buyer agree that (a) none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (b) Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer beginning 12:01 A.M. on the Closing Date, including the posting of any required deposits to the extent that such deposits will be returned to Seller. Accordingly, there will be no prorations for insurance or utilities; provided, if any required deposit will not be returned to Seller, Seller will receive a credit at Closing in the amount of such deposit. Seller shall be entitled to receive and be returned any deposits Seller may have with any utility companies, or will receive a credit at Closing from Buyer to the extent such deposits are not remitted to Seller and Buyer shall pay, or cause Manager to pay, any unpaid utility charges with respect to the Property as shown on all utility bills issued with respect to the Property and paid in the ordinary course of business by Manager. The foregoing notwithstanding, Seller shall direct its insurer to pay Manager or Buyer any prepaid insurance premium refund under Seller’s existing insurance policies relating to the Property; provided, however, if any such refund is paid to Seller, despite Seller’s direction to the contrary, Seller shall pay such amount to Buyer (or to Manager, if Buyer so directs) within three (3) business days after receipt of the same.

6.4.9 Survival of Section 6.4. The obligations and rights of the parties under this Section 6.4 shall survive the Closing.

6.5 Extension of Closing. So long as such party is not then in default under this Agreement, in the event that, as of the Closing Date, the consent of the ground lessor under the Perry Lease has not been obtained, either party may, upon written notice to the other party delivered on or before the original Closing Date, extend the Closing Date for a period of up to sixty (60) days to provide additional time to obtain the consent of the ground lessor under the Perry Lease. In the event the parties have exercised their extension option under this Section 6.5 but the consent of the ground lessor under the Perry Lease has not been obtained as of the Closing Date, as extended pursuant to this Section 6.5, then this Agreement shall terminate, except the provisions hereof or thereof which expressly survive termination, and Buyer shall receive a refund of the Deposit (less the Independent Consideration).

6.6 Sales Tax Audits. If the sales tax audit currently being conducted by the City and County of Denver with respect to the Property (the “Existing Sales Tax Audit”) shall not have been settled, beyond appeal, at the expiration of the Survival Period, Seller shall deposit into an escrow, to be held by Escrow Agent, an amount (the “Audit Escrow Amount”) equal to the alleged unpaid sales taxes, and related penalties and interest, claimed by the City and County of Denver (regardless of whether the same are then being disputed by Seller) as of the expiration of the Survival Period. The Audit Escrow Amount shall be held by Escrow Agent pursuant to a post-closing escrow agreement in a form to be agreed upon by Buyer and Seller prior to the expiration of the Survival Period so that the amount so held shall be available to pay amounts due upon settlement of such sales tax audit by Seller, provided, however, the Audit Escrow Amount shall not limit Seller’s liability with respect to the Sales Tax Audit. On the Effective Date, Manager and Seller received notice of a sales tax audit from the Colorado Department of Revenue (“State”) covering the period from October 2008 to and including September 2011 (the “State Sales Tax Audit”) and with respect thereto: (i) each party shall bear their allocable share of amounts that may ultimately be due to the State based on their respective periods of ownership and an allocation percentage shall be established based on the ratio of the total amounts due to the State, if any, as between Buyer and Seller (the “Audit Allocation Percentages”); (ii) third party costs and expenses shall initially be paid by Seller but shall ultimately be allocated between Buyer and Seller based on the Audit Allocation Percentages; (iii) incremental out of pocket costs and expenses of Manager in handling the State Sales Tax Audit shall be reimbursable to Manager (or Buyer) by Seller (and subject to allocation under the Audit Allocation Percentages); (iv) since Seller’s Audit Allocation Percentage will be much larger than Buyer’s, Seller reserves all rights against Manager with respect to the Existing Sales Tax Audit and the State Sales Tax Audit, including the right to reasonably direct Manager, or to request that Buyer direct Manager, to respond to both sales tax audits with a view towards reducing liability thereunder; and (v) Seller’s obligation to pay its share of amounts under the State Sales Tax Audit shall not be limited by time (as between the parties hereto) and shall not be subject to, or used in connection with, computing amounts under Section 8.6 of this Agreement. With respect to all matters covered by this Section 6.6, Seller’s obligation under this Section 6.6 will be based the actual loss of profit to Buyer taking into account the effects of the Incentive Management Fee under the Management Agreement.

7. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings, or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall not have any obligation to repair or replace any such damage or destruction, but Seller shall be required to give Buyer written notice of the same within five (5) business days after Seller learns of such casualty or condemnation. Seller shall also deliver and assign to Buyer, upon consummation of the transaction herein provided (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or revenues or other items applicable to any period prior to the Closing), and subject to the requirements of the Condominium Declaration, Master Declaration and the Ground Leases, all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds, or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent required for collection costs or repairs by Seller prior to the Closing Date), as applicable. There shall be no reduction of the Purchase Price on account of any casualty or condemnation (except that in connection with a casualty covered by insurance, Buyer shall be credited with the lesser of the remaining cost to repair the damage or destruction caused by such casualty or the amount of the deductible under Seller’s casualty insurance policy except to the extent such deductible was expended by Seller to repair the resulting damage). In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed ten percent (10%) of the Purchase Price as to the Property (or if a casualty is uninsured and Seller does not elect to credit Buyer with an amount equal to the cost to repair such uninsured casualty, Seller having the right, but not the obligation, to do so), either Buyer or Seller may, at its option terminate this Agreement by notice (“Section 6 Termination Notice”) to the other party, given on or before the sooner to occur of the Closing Date or five (5) business days after Seller learns of such casualty or condemnation, in which event the Deposit (less the Independent Consideration) shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

8. Representations and Warranties; Certain Covenants.

8.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that, except as otherwise expressly set forth below, the following statements are true and correct as of the Effective Date:

8.1.1 Authority. Seller is duly organized, validly existing, and in good standing in the State of Delaware and, to the extent required by law, is qualified to do business in the jurisdiction in which the Property is located, and has all requisite power and authority to own the Property and conduct the business as currently owned and conducted. Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

8.1.2 Due Execution. This Agreement and the other documents to be executed and delivered by Seller hereunder constitute or will constitute (as of the date the same are executed) a legal, valid and binding obligation of Seller in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Seller hereunder have been duly authorized by all necessary action on the part of Seller and do not and will not (a) require any consent or approval that has not been obtained under Seller’s organizational documents, or (b) violate any provision of Seller’s organizational documents.

8.1.3 No Bankruptcy or Dissolution. No “Bankruptcy/Dissolution Event” (as hereinafter defined) has occurred with respect to Seller. As used herein, a “Bankruptcy/Dissolution Event” means any of the following: (a) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any substantial property interest; (c) a general assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; or (e) a dissolution.

8.1.4 Tenant Leases. There are no tenant leases of commercial spaces at the Property.

8.1.5 Litigation. Except as may be set forth in Exhibit “R”, to Seller’s actual knowledge, there is no action, litigation, condemnation or other proceeding currently pending against Seller as to any Property, that if adversely determined would adversely affect Seller’s Property or Seller’s ability to consummate the transactions contemplated and neither Seller nor, to Seller’s knowledge, Manager has received written notice of any such threatened or contemplated action, litigation, condemnation or other proceeding.

8.1.6 Compliance. Except as may be set forth in Exhibit “S”, to Seller’s actual knowledge, neither Seller nor Manager has received written notice from any governmental authority having jurisdiction over the Property to the effect that the Property owned by Seller is currently not in compliance with applicable laws and ordinances.

8.1.7 Declarations; Association Documents. To Seller’s actual knowledge, Seller has made available to Buyer true, correct and complete copies of the Condominium Declaration, the Master Declaration, and the condominium association formation and governance documents executed in connection with the Condominium Declaration, all of which are in full force and effect, to Seller’s knowledge. Seller has not received any written notice from any other party to the Condominium Declaration or the Master Declaration that Seller is in default in any respect of any of its obligations thereunder, and Seller has not delivered any written notice to any other party under the Condominium Declaration or the Master Declaration that such party is in default in any respect of any of its obligations under such declaration.

8.1.8 Ground Leases. To Seller’s actual knowledge, the ground leases and related documents and instruments described in Exhibit “F” constitute all of the Ground Leases. Seller has not received any written notice from a lessor under any Ground Lease that Seller is in default in any respect of any of its obligations thereunder, and Seller has not delivered any written notice to a lessor under any Ground Lease that such lessor is in default in any respect of any of its obligations under such Ground Lease. To Seller’s actual knowledge, the Ground Leases are in full force and effect. To Seller’s actual knowledge, Seller has made available to Buyer the copies of the Ground Leases that Seller received and are in the Seller’s possession.

8.1.9 Contracts. To Seller’s actual knowledge, the service contracts and equipment leases described in Exhibit “T” constitute all of the service contracts and equipment leases requiring aggregate annual payments in excess of $12,000 for any year during the term of such service contract or equipment lease after the Closing (“Agreements and Equipment Leases”) to which Seller is a party or is bound with respect to the Property, except for Agreements and Equipment Leases which are either de minimis or may be terminated within thirty (30) days at no cost to Seller. Seller has made available to Buyer a true and complete copy of the Agreements and Equipment Leases. Neither Seller nor, to Seller’s knowledge, Manager has given or received any written notice of any material breach or default under any of the Agreements and Equipment Leases which has not been cured and to Seller’s knowledge, the Agreements and Equipment Leases have not been terminated and remain in effect.

8.1.10 Environmental Matters. Except as set forth in the reports described in Exhibit “U” (the “Environmental Reports”), copies of which have been delivered to Buyer, to Seller’s knowledge there has been no release of any “Hazardous Substance” at or upon the Property, in an amount which would, as of the date hereof, give rise to an “Environmental Compliance Cost” (as hereinafter defined). The term “Hazardous Substance” shall mean asbestos, petroleum products, and any other hazardous waste or substance which has, as of the date hereof, been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment which has jurisdiction over the Property (“Environmental Agency”) which substance causes the Property (or any part thereof) to be in material violation of any applicable environmental laws; provided, however, that the term “Hazardous Substance” shall not include (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, or (y) materials which are stored or used in the ordinary course of a tenant’s occupancy at (or Seller’s or Seller’s managing agents’ operation of) the Property. The term “Environmental Compliance Cost” means any material out-of-pocket cost, fine, penalty, fee or expense incurred directly to satisfy any requirement imposed by an Environmental Agency to bring the Property into compliance with applicable federal, state and local laws and regulations directly relating to the existence on the Property of any Hazardous Substance.

8.1.11 Title to Personal Property. Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing except for the Agreements and Equipment Leases which shall be subject only to the ownership interest of the lessor thereunder.

8.1.12 Management Agreement. Seller is not a party to any existing management agreements or franchise agreements relating to the Property other than the

Management Agreement. Seller has provided a true accurate and complete copy of the Management Agreement to Buyer. The Hotel Management Agreement is in full force and effect. To Seller’s knowledge, as of the date hereof, there exists no default by any party under the Management Agreement and there is no existing condition that, with notice or passage of time or both, would constitute a default under the Management Agreement.

8.1.13 Employees. Seller has no employees. Seller has executed no union agreements, collective bargaining agreements, employment contracts or other similar arrangements with respect to Hotel employees. To Seller’s knowledge, there exists no actual or threatened union strikes, work stoppages or slow downs or any other labor disputes concerning individuals employed at the Property. All employees of the Hotel are directly employed by Manager.

8.1.14 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service (the “Code”) for the purposes of the provisions of Section 1445(a) of the Code.

8.1.15 Taxes. To Seller’s knowledge, except for the Existing Sales Tax Audit and the State Sales Tax Audit, all federal and state income tax returns required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) have been timely filed (subject to any extensions that may be permitted by law) and such returns, as so filed, are complete and accurate in all material respects and disclose all taxes required to be paid for the periods covered thereby. To Seller's knowledge, except for the Existing Sales Tax Audit and the State Sales Tax Audit, there exists no audit of any taxes payable or tax delinquency with respect to the Property which has not been resolved or completed. All such taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing Date with respect to the Property have been or shall be paid by Seller if due as of or prior to the Closing Date. To Seller’s knowledge, there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Property.

8.1.16 Intentionally Omitted.

8.1.17 Licenses and Permits. Seller has made available to Buyer true and correct copies of the licenses and permits relating to the Property. Seller has not received any written notice from any governmental authority or other person of any violation, suspension, revocation or non renewal of any licenses and permits with respect to the Property that has not been cured or dismissed, or any failure by Seller to obtain any licenses and permits required for the Property that has not been cured or dismissed.

8.1.18 Parking Easement Agreement. The Parking Easement Agreement is in full force and effect. Seller has not received written notice of a breach or default under the Parking Easement Agreement and, to Seller’s knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a default under the Parking Easement Agreement.

8.1.19 OFAC.

(a) Neither Seller, nor any of its affiliates, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals (“SDNs”) or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

(b) If Seller or any beneficial owner of Seller become listed as a Prohibited Person or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Buyer. Seller shall have ten (10) business days to remove such party from any interest in Seller, or Buyer may terminate this Agreement upon written notice to Seller, whereupon the Deposit shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller’s actual knowledge” or “Seller has no knowledge” shall mean the actual, present, conscious knowledge of Justin Leonard and Tom Bennett (collectively, the “Seller Knowledge Individuals”) on the Effective Date, or as remade on the Closing Date pursuant to the Seller Closing Certificate, without any investigation or inquiry, but such individuals shall not have any individual liability in connection herewith. Without limiting the foregoing, Buyer acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

8.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller:

8.2.1 Authority. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware and on or before the Closing Date will be qualified, to the extent required by law, to do business in the jurisdiction where the Property is located. Buyer has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement.

8.2.2 Due Execution. This Agreement and the other documents to be executed and delivered by Buyer hereunder constitute or will constitute (as of the date same are executed) a legal, valid and binding obligation of Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Buyer hereunder have been duly authorized by all necessary action on the part of Buyer and do not and will not (a) require any consent or approval that has not been obtained under Buyer’s organizational documents, or (b) violate any provision of Buyer’s organizational documents.

8.2.3 No Bankruptcy/Dissolution Event. No Bankruptcy/Dissolution Event has occurred with respect to Buyer or any of members.

8.2.4 Satisfaction of Management Agreement Requirements. Buyer has or will on or before the expiration of the Due Diligence Period have reviewed the Management Agreement and is or will be familiar with it and has conducted or will conduct its own analysis sufficient to reasonably conclude that Buyer is a permissible assignee of the Management Agreement, including, without limitation, meeting the criteria, as applicable, to become an assignee of Sellers’s interest under the Management Agreement for purposes of any net worth qualification, total assets qualification, and operational component, to the extent that such provisions are expressly set forth in the Management Agreement.

8.2.5 Condition of Property. The Purchase Price reflects Buyer’s underwriting of the costs of any capital improvements or repairs that may be required with respect to the Property, Buyer hereby acknowledging that Buyer shall assume responsibility for payment with respect to capital improvements or repairs that have either been included in the Property’s budget for 2011 or for which Seller or Manager has otherwise committed to fund. Buyer hereby acknowledges that all payments for the replacement and renewal of the Hotel’s furniture, fixtures, furnishings and equipment are to be paid out of the Equipment Reserve and that all Capital Improvement Projects are governed by the terms and provisions of the Management Agreement.

8.2.6 ERISA. Neither (i) any assets of Buyer, nor (ii) any funds to be used by Buyer with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to “ERISA” (as hereinafter defined) or the “Code” (as hereinafter defined) considered for any purpose of ERISA or Section 4975 of the Code to be assets of a “Plan” (as hereinafter defined). Buyer is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. To Buyer’s knowledge, neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

8.2.7 OFAC.

(a) Neither Buyer, nor any of its affiliates, is or will be (a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

(b) If Buyer or any beneficial owner of Buyer become listed as a Prohibited Person or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller. Buyer shall have ten (10) business days to remove such party from any interest in Buyer, or Seller may terminate this Agreement upon written notice to Buyer, whereupon the Deposit shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

8.2.8 Satisfaction of Ground Lease Requirements. On or before the expiration of the Due Diligence Period, Buyer shall review the Ground Leases, become familiar with them and will have conducted its own analysis sufficient to reasonably conclude that Buyer is a permissible assignee of each of the Ground Leases, to the extent that such provisions are expressly set forth in any of the Ground Leases, including, without limitation, meeting the criteria, as applicable, to become an assignee of Sellers’s interest under each Ground Lease for purposes of any net worth qualification, total assets qualification, and operational component, such that Seller will have no obligations under any Ground Leases accruing from and after the Closing Date, to the extent that such Ground Lease expressly provides for the release of Seller upon satisfaction of such requirements. The parties shall each use commercially reasonable efforts to obtain any and all consents required under the Ground Leases to the transactions contemplated by this Agreement, to the extent that such Ground Lease expressly provides for such consent.

8.2.9 No Reliance. BUYER ACKNOWLEDGES AND AGREES ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SALE AND TRANSFER OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE NATURE, STATUS OR COMPLIANCE WITH THE TERMS OF THE GROUND LEASES, THE CONDOMINIUM

DOCUMENTS OR THE MASTER DECLARATION BY ANY PARTY THERETO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR RESPECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, ENCUMBRANCES AND REGULATIONS (INCLUDING ZONING, SIGNAGE, PARKING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT, SIGNAGE AND USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY, OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. BUYER ACKNOWLEDGES THAT BUYER HAS (OR WILL HAVE PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD) EXAMINED, REVIEWED AND INSPECTED ALL MATTERS WHICH IN BUYER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR BUYER’S PURPOSES. EXCEPT AS TO MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICY.

Seller’s Initials	Buyer’s Initials

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Buyer’s knowledge” or “Buyer’s actual knowledge” or “Buyer has no knowledge” shall mean the actual, present, conscious knowledge of D. Rick Adams and Graham J. Wootten (collectively, the “Buyer Knowledge Individuals”) on the Effective Date, or as remade on the Closing Date pursuant to the Buyer Closing Certificate, without any investigation or inquiry, but such individuals shall not have any individual liability in connection herewith. Without limiting the foregoing, Seller acknowledges that the Buyer Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Buyer, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Buyer set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Buyer Knowledge Individuals or of any other individual or entity, shall be imputed to the Buyer Knowledge Individuals.

8.3 Indemnities. With exception for items for which Seller is indemnified hereunder (including, without limitation, Section 6.4.7), and subject to Sections 8.4, 8.6 and 12.12 hereof, Seller shall protect, defend, indemnify and hold Buyer and Buyer’s employees, officers, directors, representatives, shareholders, affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, “Buyer Parties”), harmless from and against any and all actual costs, fees expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorney’s fees) suffered or incurred by any such Buyer Party in connection with any third-party losses, liabilities, claims, damages and expenses arising out of, or in any way relating to, any breach of any representation or warranty of Seller contained in this Agreement or in any closing document delivered by Seller at Closing, which survives the Closing. With exception for items for which Buyer is indemnified hereunder, and subject to Sections 8.4 and 12.12 hereof, Buyer shall protect, defend, indemnify and hold Seller and Seller’s employees, officers, directors, representatives, shareholders, affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, “Seller Parties”), harmless from and against any and all costs, fees expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorney’s fees) suffered or incurred by any such Seller Party in connection with any and all third-party losses, liabilities, claims, damages and expenses arising out of, or in any way relating to, any breach of any representation or warranty of Buyer contained in this Agreement or in any closing document delivered by Buyer at Closing, which survives the Closing.

8.4 Survival. Except as otherwise provided in this Agreement, any of the closing documents or this Section 8.4, the representations, warranties and covenants of Seller under this Agreement, and in any certificate or document delivered pursuant hereto or in connection herewith, shall survive the Closing for a period of nine (9) months from the Closing Date (such period, the “Survival Period”); provided that the representations and warranties of Seller in Sections 8.1.1, 8.1.2, 8.1.3 and 8.1.14 shall survive the Closing until the expiration of the applicable statute of limitations and the representation and warranty contained in Section 8.1.15 shall survive Closing for a period of one (1) year. Except as otherwise provided in this Section 8.4, each such representation, warranty and covenant of Seller shall automatically be null and void and of no further force and effect on the first day following the expiration of the Survival Period, unless, prior to the expiration of such Survival Period, as to any applicable representation, warranty or covenant, Buyer shall have provided Seller with written notice alleging that Seller is in breach of such representation, warranty or covenant, and specifying in reasonable detail the nature of such breach. Buyer shall allow Seller sixty (60) days after Buyer’s notice within which to cure such breach or if such breach cannot be cured within such sixty (60) day period, and Seller notifies Buyer it wishes to extend its cure period (the “Cure Extension Notice”), such additional reasonable period of time (not to exceed an additional sixty (60) days) as is required to cure the same so long as such cure has been commenced within such sixty (60) day period and is being diligently pursued to completion. If Seller fails to cure such breach after written notice thereof, Buyer’s sole remedy shall be to commence a legal proceeding against Seller alleging that Seller has breached such representation, warranty or covenant and that Buyer has suffered actual damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Survival Period, provided, however, that if Buyer gives Seller written notice of such a breach within the Survival Period, and Seller subsequently sends a Cure Extension Notice, then Buyer shall have until the date which is thirty (30) days after the date Seller notifies Buyer it has ceased endeavoring to cure such breach, to commence such Proceeding. If Buyer shall have timely delivered the written notice and commenced a Proceeding in accordance with this Section 8.4, and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of the applicable representation or warranty as of the date such representation or warranty was made, and (2) Buyer suffered actual damages (the “Damages”) by reason of such breach, (3) Buyer did not have actual knowledge of such breach on or prior to the Closing Date, and (4) Buyer could not have learned of such breach through the exercise of reasonable diligence prior to the Closing Date, then Buyer shall be entitled to receive an amount equal to the Damages, subject, in any event, to the limitations set forth in Section 8.5. Any such Damages, subject to the limitations contained herein, shall be paid within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller. The representations, warranties and covenants of Buyer under this Agreement, and in any certificate or document delivered pursuant hereto or in connection herewith, shall survive the Closing until the expiration of the applicable statue of limitations.

8.5 Knowledge as a Defense. Seller shall have no liability with respect to a breach of the representations and warranties of Seller under this Agreement to the extent that Buyer proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach, or if Buyer could have identified such breach through the exercise of reasonable diligence prior to the Closing Date.

8.6 Limitation on Damages. Notwithstanding anything to the contrary set forth in this Agreement, Seller’s liability for breach of any covenant, representation or warranty of Seller contained in this Agreement and in any document executed by Seller pursuant to this Agreement, (other than Seller’s obligations under Sections 6.4 and 12.1, to which the limitations under this Section 8.5 shall not apply) or any other instruments delivered at Closing, shall, subject to the limitations of survival set forth in this Section 8, be limited to claims in excess of one tenth of one percent (i.e., 0.1%) of the Purchase Price in the aggregate, and the total aggregate liability of Seller for any and all claims arising out of any such covenants, representations and warranties shall not exceed an amount equal to three percent (i.e., 3%) of the Purchase Price. In addition, in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Buyer’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Buyer from any insurance company or other third party.

8.7 DISCLAIMER, RELEASE AND ASSUMPTION. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE EFFECTIVE DATE AND AS OF THE CLOSING DATE AS FOLLOWS:

8.7.1 DISCLAIMER.

(a) AS-IS, WHERE IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING (THE “SELLER EXECUTED CLOSING AGREEMENTS”), THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE SELLER EXECUTED CLOSING AGREEMENTS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION: (i) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, SEISMIC ASPECTS OF THE PROPERTY, FOUNDATION, ROOF, APPURTENANCES, ACCESS, SIGNAGE, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS ON THE PROPERTY AND THE IMPROVEMENTS, (ii) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (iii) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING

THE PROPERTY, (iv) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (v) THE ZONING AND OTHER LEGAL STATUS OF THE PROPERTY, THE IMPROVEMENTS AND ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (vi) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY OR THE CONDOMINIUM DECLARATION, THE MASTER DECLARATION OR THE GROUND LEASES, (vii) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (viii) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE PROPERTY, (ix) THE CONDITION OF TITLE TO THE PROPERTY, (x) THE CONDOMINIUM DECLARATION, MASTER DECLARATION, GROUND LEASES, CONTRACTS, OR OTHER AGREEMENTS AFFECTING THE PROPERTY AND THE IMPROVEMENTS, AND (xi) ECONOMICS OF THE OPERATION OF THE PROPERTY AND THE IMPROVEMENTS.

(b) SOPHISTICATION OF BUYER. BUYER ACKNOWLEDGES AND AGREES THAT IT IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY, AND THAT UPON THE EXPIRATION OF THE DUE DILIGENCE PERIOD, BUYER SHALL HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF THE PROPERTY AND ANY AND ALL MATTERS RELATING THERETO, EITHER INDEPENDENTLY OR THROUGH AGENTS OF BUYER’S CHOOSING, INCLUDING, WITHOUT LIMITATION:

(i) ALL MATTERS RELATING TO TITLE, TOGETHER WITH ALL GOVERNMENTAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS, ZONING, USE PERMIT REQUIREMENTS AND BUILDING CODES.

(ii) THE PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INTERIOR, THE EXTERIOR, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS, THE STRUCTURE, SEISMIC ASPECTS OF THE PROPERTY, THE PAVING, THE UTILITIES, AND ALL OTHER PHYSICAL AND FUNCTIONAL ASPECTS OF THE PROPERTY.

(iii) ANY EASEMENTS AND/OR SIGNAGE OR ACCESS RIGHTS AFFECTING THE PROPERTY.

(iv) ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THE MANAGEMENT AGREEMENT, THE CONTINUING AGREEMENTS AND EQUIPMENT LEASES AND ANY OTHER DOCUMENTS OR AGREEMENTS OF SIGNIFICANCE AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE CONDOMINIUM DECLARATION, THE MASTER DECLARATION, THE GROUND LEASES OR ANY RECIPROCAL EASEMENT AGREEMENTS OR ANY OPERATING AGREEMENTS AFFECTING THE PROPERTY.

(v) ALL FINANCIAL EXAMINATIONS AND OTHER MATTERS OF SIGNIFICANCE AFFECTING THE PROPERTY, OR OTHERWISE RELATING TO THE ACQUISITION BY BUYER OF THE PROPERTY.

(c) RELIANCE. BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN IN THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY PROVIDED IN THIS AGREEMENT).

(d) PASSIVE OWNER. SELLER HAS DELEGATED THE DAY-TO-DAY MANAGEMENT AND OPERATION OF THE PROPERTY TO A THIRD PARTY MANAGER OF THE PROPERTY.

(e) DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER SHALL NOT BE LIABLE FOR ANY NEGLIGENT MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER OR BY ANY MANAGER, LEASING AGENT, REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT, CONSTITUENT PARTNER OR MEMBER OF SELLER, AFFILIATE OF SELLER, OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF.

(f) PROPERTY NAME. BUYER ACKNOWLEDGES THAT SELLER DOES NOT HAVE ANY RIGHT, TITLE OR INTEREST IN ANY OF THE “MARRIOTT” TRADEMARK, AND ACCORDINGLY, SELLER HAS NO RIGHT, TITLE OR INTEREST TO USE THE NAME “MARRIOTT”.

(g) CONSPICUOUS DISCLAIMERS. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

8.7.2 RELEASE. EXCEPT WITH RESPECT TO MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER AND ALL SELLER RELATED PARTIES FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR

INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN (“CLAIMS”), WHICH BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE CONDOMINIUM DECLARATION, THE MASTER DECLARATION, THE GROUND LEASES, THE SIGNAGE RIGHTS, ENTITLEMENTS, ZONING, PARKING, TITLE DOCUMENTS OR DEFECTS, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION, EMPLOYMENT MATTERS AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THE FOREGOING PROVISIONS OF THIS SECTION 8.6.2 SHALL NOT LIMIT, HOWEVER, SELLER’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE SELLER EXECUTED CLOSING AGREEMENTS.

8.7.3 SURVIVAL. THIS SECTION 8 SHALL SURVIVE THE CLOSING DATE OR THE EARLIER TERMINATION OF THIS AGREEMENT AND SHALL NOT BE DEEMED TO HAVE MERGED INTO ANY OF THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING.

8.7.4 CERTAIN PROPERTY DISCLOSURES. WITH RESPECT TO ALL OF THE FOLLOWING MATTERS IN THIS SECTION 8.6 AND WITHOUT LIMITATION ON ANY OTHER PROVISIONS OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT IT SHALL EVALUATE AND CONSIDER SUCH MATTERS PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD. BUYER SHALL ASSUME ALL RESPONSIBILITY FOR SUCH MATTERS AND SHALL NOT SEEK ANY PAYMENT OR OTHER ACTION FROM SELLER (AND SELLER SHALL HAVE NO OBLIGATION) WITH RESPECT TO SUCH MATTERS; ANY DISCLOSURE OF SUCH MATTERS BY OTHERS SHALL NOT BE A CAUSE FOR OBJECTION BY BUYER; SUCH MATTERS HAVE ALREADY BEEN TAKEN INTO ACCOUNT IN CALCULATION OF THE PURCHASE PRICE OF THE PROPERTY, AND SUCH MATTERS SHALL NOT BE DEEMED TO EXPAND IN ANY MANNER THE LIMITED REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED HEREIN. WITHOUT LIMITATION ON THE GENERALITY OF THE FOREGOING:

(a) ENVIRONMENTAL MATTERS. SELLER HAS DELIVERED TO BUYER (AND BUYER ACKNOWLEDGES RECEIPT OF) THE ENVIRONMENTAL REPORTS. SELLER SHALL HAVE NO OBLIGATION IN CONNECTION WITH THE MATTERS ADDRESSED IN SUCH DOCUMENTS.

(b) LAND USE, ZONING, ENTITLEMENT AND DEVELOPMENT ISSUES. BUYER SHALL DETERMINE DURING THE DUE DILIGENCE PERIOD THAT IT IS SATISFIED WITH THE STATUS AND COMPLIANCE OF THE PROPERTY WITH RESPECT TO ANY AND ALL LAND USE, ZONING, ENTITLEMENT AND DEVELOPMENT LAWS, RULES, ORDINANCES, REGULATIONS, RESTRICTIONS, STANDARDS, AGREEMENTS AND SIMILAR ITEMS AFFECTING THE PROPERTY.

(c) CONDOMINIUM DECLARATION, MASTER DECLARATION AND GROUND LEASES. SELLER HAS DELIVERED, CAUSED TO BE DELIVERED OR OTHERWISE MADE AVAILABLE TO BUYER (AND BUYER ACKNOWLEDGES RECEIPT OF) COPIES OF THE CONDOMINIUM DECLARATION AND OTHER ATTENDANT CONDOMINIUM DOCUMENTS, MASTER DECLARATION AND GROUND LEASES. BUYER SHALL DETERMINE DURING THE DUE DILIGENCE PERIOD WHETHER IT IS SATISFIED WITH THE STATUS AND COMPLIANCE OF THE PROPERTY WITH, AND ALL OTHER MATTERS RELATING TO, THE CONDOMINIUM DECLARATION, MASTER DECLARATION AND GROUND LEASES.

(d) FINANCING. BUYER ACKNOWLEDGES AND AGREES THAT THE EXISTING FINANCING CURRENTLY IN PLACE WITH RESPECT TO THE PROPERTY IS NOT ASSUMABLE. THE OBTAINING OF ANY FINANCING BY BUYER SHALL NOT BE A CONDITION TO CLOSING UNDER THIS AGREEMENT.

Seller’s Initials	Buyer’s Initials

9. Certain Covenants of Seller and Buyer.

9.1 No Further Encumbering. Until the Closing Date or the sooner termination of this Agreement, Seller shall not further encumber the Property with any mortgages or deeds of trust, nor terminate or amend the Management Agreement, the Ground Leases, the Parking Easement Agreement, the Master Declaration or the Condominium Declaration; provided, however, Buyer acknowledges that, with respect to the Plettner Lease, landlord and tenant under the lease are currently engaged in arbitration (the “Plettner Arbitration”) to determine the amount of rent to be paid under the Plettner Lease, and Buyer consents to any modification or amendment to the Plettner Lease as may be required upon the settlement of the Plettner Arbitration; provided, further, (i) Seller shall keep Buyer reasonably informed as to the progress of the Plettner Arbitration, and (ii) from and after the expiration of the Due Diligence Period, until Closing or the earlier termination of this Agreement, to the extent Seller has any approval rights over the terms of any settlement of the Plettner Arbitration in accordance with the applicable Condominium Documents, Seller will not exercise such approval rights without first consulting with Buyer; provided, however, Buyer shall acquire the Property subject to any modification or amendment to the Plettner Lease as may be required in connection with such settlement, to the extent that the settlement is outside of Seller’s control, or that Seller approves after consultation with Buyer.

9.2 WARN ACT. As set forth above in Section 6.4.9, Buyer acknowledges that employees of the Property are the employees of Manager and not of Seller, and that Buyer has no right to cause the termination of such employees. In no event shall Buyer take any action as to such employees of Manager that would create or cause any liability to Seller under the WARN Act. Without limitation on the generality of the foregoing, Buyer covenants to Seller that, from and after the Closing, a sufficient number of the employees of the Property shall be offered continued employment at the Property on substantially the same terms and conditions as their employment prior to the Closing Date and for a sufficient period of time so that the actions of the parties pursuant to this Agreement shall not trigger the application of the United States Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any applicable state law. If Buyer or Manager elects not to retain or rehire such employees, Buyer shall be responsible for all obligations, if any, arising with respect to such terminated employees under, pursuant to, and in accordance with the provisions of the WARN Act and applicable state law. Buyer acknowledges that it expects Manager to retain or rehire a sufficient amount of the existing employees, so that Seller will not be required to give any notices that would otherwise be required under the WARN Act prior to the termination of employees. Buyer shall indemnify, save, defend and hold Seller and the Seller Related Parties harmless from and against any and all liability under the WARN Act and applicable state law resulting from any termination by Buyer of employees of the Property at any time after Closing Date. The provisions of this Section 8.2 shall survive the Closing.

9.3 Operations. Subject to the provisions of Section 9.4 below:

9.3.1 Property Maintenance. From the expiration of the Due Diligence Period until the Closing Date or the sooner termination of this Agreement, Seller shall use commercially reasonable efforts consistent with its past practices to cause the Manager to operate and maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such obligation to include the maintenance of casualty and liability insurance policies in accordance with Seller’s normal course of business, but such obligation to not include extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain or other events beyond the control of Seller or Manager, including changes in laws, rules, ordinances and regulations.

9.3.2 Contracts and Agreements. From the expiration of the Due Diligence Period until the Closing Date or the sooner termination of this Agreement, Seller shall not enter into any additional service contracts, equipment leases or other similar agreements that will be binding upon Buyer without the prior consent of Buyer; provided, however, without the consent of Buyer, Seller may enter into service contracts, equipment leases and other agreements which are cancelable on thirty (30) days’ notice with no fee. Any additional service contracts and, equipment lease and other agreements entered into in accordance with this Section 9.3.2 shall constitute Continuing Agreements and Equipment Leases being assigned to Buyer on the Closing Date.

9.3.3 Bookings and Reservations. Seller shall have the right to, without giving notice to or receiving the consent of Buyer, and shall, make (and accept cancellations of) bookings for the Hotel in the ordinary course of business consistent with past practice and otherwise market and promote the business of the Hotel in generally the same manner as it did prior to the execution of this Agreement, and all advance bookings shall be booked at rates, prices and charges charged by Seller for such purposes in the ordinary course of business consistent with Seller’s past practices. Without such amounts being prorated under this Agreement, Buyer shall honor (and shall cause Manager to honor, to the extent Buyer has the right to do so under the Management Agreement) all reservations at the Property, and for any related conference, banquet, or meeting space or any recreational facilities in connection with the Property that are made by Seller or Manager on or prior to the Closing Date and pertain to periods on or after the Closing Date.

9.3.4 Baggage Inventory. The representatives of Seller and Buyer shall prepare the inventory as of day immediately preceding the Closing Date (which inventory shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Property by guests then or formerly in the Property, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Property by guests then or formerly in the Property (excluding, however, property in the safe deposit boxes), (c) all luggage or other property of guests retained by Buyer, and (d) all items contained in the lost and found. Buyer shall be responsible from and after the Closing Date for all baggage, and other items listed in such inventory. The provisions of this Section 9.3.4 shall survive the Closing.

9.3.5 Licenses and Permits. Seller will execute and Buyer, where necessary, will join in the execution of, all applications and instruments requested by Buyer which are required in connection with the transfer of all transferable licenses and permits in order to transfer the benefits of such licenses and permits to Buyer on the Closing Date. Buyer shall be responsible for, and pay immediately upon Seller’s request, all costs related to such applications and instruments. Seller, subject to the next succeeding sentence, shall preserve in force all existing licenses and permits and cause all those expiring during the period between the date hereof and the Closing to be renewed prior to the Closing Date unless otherwise agreed to by Buyer and Seller. If any such license or permit shall be suspended or revoked, Seller shall promptly so notify Buyer and shall use reasonable efforts to cause the reinstatement of such Authorization without any additional limitation or condition.

9.3.6 Insurance. Seller will maintain in effect all policies of casualty, business interruption and liability insurance which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Hotel.

9.3.7 Approval Standard. All approvals by Buyer under this Section 9.3 shall not be unreasonably withheld, conditioned or delayed. Without limitation on the foregoing, if Seller delivers a written request to Buyer for Buyer’s approval of any matter for which Buyer’s approval is required under this Section 9.3 (an “Approval Request”), and Buyer fails to deliver to Seller its written disapproval of such Approval Request within five (5) business days after its receipt of such Approval Request, then Buyer shall be deemed to have approved the matter that is the subject of such Approval Request.

9.4 Management Agreement. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that Manager has certain rights under the Management Agreement, including without limitation, the right to execute certain contracts and other agreements and to take certain actions with respect to the Property, and the performance of Manager’s rights and obligations under the Management Agreement shall not result in a breach by Seller of its obligations under this Agreement. Any additional service contracts and equipment leases entered into by Manager on behalf of Seller prior to the Closing Date in the ordinary course of business, shall constitute Continuing Agreements and Equipment Leases on the Closing Date. Between the Effective Date and the Closing Date, the hiring and employment policies with respect to employees of Manager at the Property shall remain within the sole control of Manager. Manager shall remain the sole judge of the fitness and qualifications of such employees and Buyer hereby acknowledges and agrees that Manager is vested with such discretion in hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such employees, as is set forth in the Management Agreement.

9.5 Seller Claim against BCI. Seller currently has a claim in the approximate amount of $42,000 against a company known as BCI. BCI has been attempting to repay the amounts due at the rate of approximately $300 per month. Marriott has heretofore written off the BCI account receivable and the same is not an asset on the Hotel’s books and records. Notwithstanding anything to the contrary contained in this Agreement, Seller retains all rights to amounts due from BCI and the same are not being transferred to Buyer. Buyer shall pay, or direct Manager to pay, all amounts that may be collected by either of them from BCI, net of reasonable collection and litigation costs. For a period of one (1) year after the Closing Date, Buyer shall reasonably cooperate, and shall cause Manager to reasonably cooperate, with Seller in collecting amounts due from BCI. Such collection efforts shall be at no cost to Buyer or Manager. The terms of this Section 9.5 shall survive Closing.

10. DISPOSITION OF DEPOSIT.

10.1 IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT OR THE FAILURE OF SATISFACTION OF THE CONDITIONS BENEFITING BUYER UNDER SECTION 5 OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH, SECTION 6, THEN THE DEPOSIT SHALL BE RETURNED TO BUYER, AND NO PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER (EXCEPT UNDER THOSE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT); PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE BY REASON OF SELLER’S DEFAULT, THEN BUYER SHALL BE ENTITLED EITHER TO (1) SPECIFICALLY ENFORCE THIS AGREEMENT OR (2) TERMINATE THIS AGREEMENT (AND IF THIS AGREEMENT IS TERMINATED ON ACCOUNT OF SELLER’S DEFAULT, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR (a) THE RIGHT OF BUYER TO THE RETURN OF THE DEPOSIT AND (b) THOSE PROVISIONS OF THIS AGREEMENT WHICH, BY THEIR EXPRESS TERMS, SURVIVE A TERMINATION OF THIS AGREEMENT). HOWEVER, ANY ACTION IN SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN 60 DAYS AFTER THE CLOSING DATE THEN SCHEDULED UNDER THIS AGREEMENT.

10.2 IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL FAIL TO CLOSE BY REASON OF DEFAULT BY BUYER (INCLUDING A BREACH BY BUYER OF A REPRESENTATION OR WARRANTY), THEN THE DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT, AND IN SUCH EVENT, BUYER SHALL NOT BE LIABLE TO SELLER FOR MONETARY DAMAGES EXCEPT FOR FORFEITURE OF THE DEPOSIT (AND AS PROVIDED UNDER THOSE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT). IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT WOULD BE EXTREMELY DIFFICULT, IF NOT IMPOSSIBLE AND IMPRACTICABLE TO ASCERTAIN WITH ANY ACCURACY THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT, AND THAT THE LIQUIDATED

DAMAGE AMOUNT SET FORTH IN THIS SECTION REPRESENTS BOTH PARTIES’ EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES. IN THE EVENT THE SALE CONTEMPLATED HEREBY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER’S DEFAULT, THEN THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT AND THE PARTIES SHALL TAKE SUCH ACTION AS MAY BE REQUIRED TO CAUSE THE DEPOSIT TO BE DELIVERED TO SELLER. SELLER AGREES THAT IN THE EVENT IT IS ENTITLED TO THE DEPOSIT, THE FORFEIT OF THE DEPOSIT AS LIQUIDATED DAMAGES MEANS THAT BUYER’S AGGREGATE LIABILITY IN CONNECTION WITH BUYER’S BREACH IS THE AMOUNT OF THE DEPOSIT AND NOT A GREATER SUM.

BUYER INITIALS	SELLER INITIALS

10.3 IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE DEPOSIT SHALL BE APPLIED AS A PARTIAL PAYMENT OF THE PURCHASE PRICE.

11. Tax Reduction Proceedings. Seller may file and/or prosecute an application for the reduction of the assessed valuation of any of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid relating, in whole or in part, to periods before the Closing Date. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any Property for the tax year in which the Closing Date occurs shall be apportioned between Seller and Buyer. Tax refunds for any year prior to the tax year in which the Closing Date occurs shall belong entirely to Seller. If, in lieu of a tax refund for the tax year in which the Closing Date occurs or a prior tax year, a tax credit is received for the tax year in which the Closing Date occurs or subsequent tax year, then (x) within thirty (30) days after receipt by Seller or Buyer, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Buyer and (y) upon realization by Buyer of a tax savings on account of such credit, Buyer shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing Date occurs shall belong solely to Seller (and Buyer shall have no interest therein). The provisions of this Section 11 shall survive the Closing.

12. Miscellaneous.

12.1 Brokers.

12.1.1 Buyer represents and warrants to Seller that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. Except as provided in Section 12.1.2 below, Seller represents and warrants to Buyer that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker’s or finder’s fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The obligations of the parties under this Section 12.1 shall survive the Closing or any termination of this Agreement.

12.1.2 Hodges Ward Elliott Inc., a Georgia corporation, (“Seller’s Broker”) has been engaged by Seller in connection with the transaction contemplated by this Agreement, and without limitation on the foregoing provisions of this subsection, if and only if the transaction contemplated hereby shall close in accordance with the terms of this Agreement, Seller shall pay Seller’s Broker a commission pursuant to a separate agreement between Seller and Seller’s Broker.

12.2 Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

12.3 Confidentiality. The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the information discovered by Buyer and its agents in connection with the Property shall remain confidential and shall not be disclosed by Buyer without the written consent of Seller except (1) to Buyer’s officers, employees, members, potential lenders, agents and representatives (including legal counsel, accountants and similar professionals to the extent Buyer deems it reasonably necessary to inform such party, in which case Buyer shall inform each of the foregoing parties of such party’s obligations under this Section and shall secure the agreement of such parties to be bound by the terms hereof); or (2) as otherwise required by law or regulation. Buyer shall indemnify, defend and hold Seller harmless from and against any claims arising from a breach by it of this Section. The restrictions in this Section shall survive a termination of this Agreement.

12.4 Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

12.5 No Waiver. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

12.6 Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the absolute discretion of such party.

12.7 Press Releases. Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Buyer and Seller, which approval shall not be unreasonably withheld, conditioned or delayed, except if a party is required to make a public announcement under applicable law, in which case no such approval by the other party shall be required but such party shall consult with the other party regarding the form and substance of such public announcement.

12.8 Modification. This Agreement may not be modified or amended except by written agreement signed by all parties.

12.9 Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties, covenants and conditions of the parties set forth in this Agreement shall not survive the consummation of the transaction contemplated by this Agreement and the delivery and recordation of the Deed. Notwithstanding the foregoing, (a) all indemnification obligations in this Agreement shall survive the Closing; and (b) the indemnification obligations set forth in Sections 12.1, 12.3 and 12.12 shall survive the termination of this Agreement.

12.10 Intentionally Deleted.

12.11 Post Closing Access. For a period of three (3) years subsequent to the Closing Date, Seller and its employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given by Seller to Buyer for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Buyer, and shall have the right to make copies of such documents, books and records at Seller’s expense.

12.12 Indemnification Obligations. The indemnification obligations under this Agreement shall be subject to the following provisions:

12.12.1 The party seeking indemnification (“Indemnitee”) shall notify the other party (“Indemnitor”) of any claim against Indemnitee within forty-five (45) days after it has notice of such claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel reasonably approved by Indemnitee), within thirty (30) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle such claim, and Indemnitor’s liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.

12.12.2 The indemnification obligations under this Agreement shall cover the costs and expenses of Indemnitee, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnities.

12.12.3 The indemnification obligations under this Agreement shall also extend to cover any claim against any present or future advisor, trustee, director, officer, partner, member, manager, employee, beneficiary, shareholder, fiduciary, participant or agent of or in Indemnitee or any entity now or hereafter having a direct or indirect ownership interest in Indemnitee.

12.13 Matters of Construction.

12.13.1 Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

12.13.2 Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

12.13.3 Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal holiday or state holiday for the State of Illinois

12.13.4 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.13.5 Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel, (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

12.14 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois (without regard to conflicts of law). The parties hereto agree to submit to personal jurisdiction in the State of Illinois in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in Illinois and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement shall be instituted only the Circuit Court of Cook County, Illinois or the United States District Court for the Northern District of Illinois, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Agreement. The provisions of this Section 12.14 shall survive the Closing or the termination hereof.

12.15 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

12.16 No Recordation. In no event shall this Agreement or any document or memorandum related to the subject matter of this Agreement be recorded in the public records without the prior written consent of Seller.

12.17 Effectiveness of Agreement. In no event shall any draft of this Agreement create any obligations or liabilities, it being intended that only a fully executed and delivered copy of this Agreement will bind the parties hereto.

12.18 No Joint Venture. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and buyer specifically established hereby.

12.19 Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder), such consent to be within Seller’s sole and absolute discretion; provided, however, Buyer may assign its interest in this Agreement without the consent of Seller to a “single-purpose bankruptcy remote entity” which is “controlled by Buyer” (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but Buyer shall not be released from its obligations hereunder). As used herein, “controlled by Buyer” with respect to an entity means that Buyer: (1) has the sole ability to direct the management, policies and operation of such entity, directly or indirectly, through voting securities or otherwise; and (2) Buyer owns more than fifty percent (50%) of the direct or indirect ownership interests in such entity. Any change in control or majority ownership of Buyer constitutes an assignment for purposes of this subsection. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. In addition, Buyer shall not re-sell the Property or assign its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) through a “double escrow” or other similar mechanism without Seller’s prior written consent (which consent may be withheld in Seller’s sole and absolute discretion). No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

12.20 Notices. Unless otherwise agreed to by the parties, all notices required or permitted to be given hereunder shall be in writing. Such notices shall be effective upon receipt or refusal of receipt following deposit into the United States mail, registered or certified, return receipt requested, postage prepaid, or if hand delivered or if sent by nationally recognized overnight courier providing evidence of delivery or when sent by telecopy or similar facsimile transmission (with a copy by mail delivered on the next business day), addressed as follows:

TO SELLER:

c/o Walton Street Capital, L.L.C.

900 North Michigan Avenue

Suite 1900

Chicago, Illinois 60611

Attention:	Justin Leonard and Luke Massar
Fax:	(312) 915-2881
Telephone:	(312) 915-2814

With Copy To:

Pircher, Nichols & Meeks

900 North Michigan Avenue, Suite 1050

Chicago, Illinois 60611

Attn: Real Estate Notices (DJP/CAM)

Phone: 312-915-3112

Fax: 312-915-3348

TO BUYER:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, Maryland 21401

Attention: D. Rick Adams

Fax:    410-972-4180

Telephone: 410-972-4143

With Copy To:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, Maryland 21401

Attention: Graham J. Wootten

Fax: 410-972-4180

Telephone: 410-972-4144

or at such other place as a party may designate in a written notice given in accordance herewith. Facsimile transmissions received during business hours during a business day at the receiving location shall be deemed made on such business day if received prior to 5:00 P.M. Central Time. Facsimile transmissions received at any other time shall be deemed received on the next business day. Any such notice so given by facsimile shall be deemed given upon receipt by the sending party of confirmation of successful transmission (provided that if any notice to be delivered by facsimile is unable to be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice shall be extended to the next business day). The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.

12.21 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if any party hereto brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred from the non-prevailing party, subject to the limitations on the liability of Seller set forth in Section 12.22 below. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This Section shall survive any termination of this Agreement.

12.22 Limitation of Liability. No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or Buyer or any affiliate of Seller or Buyer shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller or Buyer, as the case may be, and its respective successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s or Buyer’s assets, respectively, for the payment of any claim or for any performance, and Buyer and Seller each hereby waive any and all such personal liability. For purposes of this Section 12.22, no negative capital account or any contribution or payment obligation of any partner or member in Seller or Buyer, as the case may be, shall constitute an asset of Seller or Buyer, as applicable. The limitations of liability contained in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. Anything to the contrary in this Section 12.22 notwithstanding, as additional inducement to Seller to enter into this Agreement, Chesapeake Lodging, L.P., a Delaware limited partnership, shall, pursuant to the Joinder attached to this Agreement, in the event this Agreement is terminated, unconditionally guarantee the payment and performance of any obligations of Buyer under this Agreement, which obligations survive the termination of this Agreement.

12.23 Bulk Sales. Buyer and Seller agree to cooperate and take any actions reasonably necessary to comply with the bulk sales statutes, if any, of the State in which the Hotel Unit and Improvements are located, in connection with the transactions contemplated by this Agreement. Buyer shall be solely responsible for the payment of any bulk sales, hotel sales taxes, or hotel use taxes and for compliance with any and all laws related to such taxes, including any withholding laws, whether due before or after Closing or in connection with the transaction contemplated in this Agreement, if any, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against any claim in any way arising from such matters whether accruing or arising before or after Closing. In consideration of Buyer’s agreements and indemnification contained in this Section 12.23, at Closing, Buyer and Seller shall agree upon a reasonable allocation of personal property in connection with the Buyer’s filing of any forms to comply with such bulk sales statutes and Seller shall provide Buyer with a credit in the amount of One Hundred Thousand Dollars ($100,000.00) to help defray Buyer’s obligations under this Section 12.23. Other than the credit provided in the preceding sentence, Seller shall have no further obligation with respect to the matters set forth in this Section 12.23 and Buyer indemnifies Seller with respect thereto, which indemnity shall survive the Closing Date.

12.24 Independent Audit. Buyer, at Buyer’s option, may (i) have the audit (the “Existing Audit”), performed by KPMG, LLP (“KPMG”), with respect to Seller’s books and records which relate exclusively to the Property, for the years 2009 and 2010 (a) revised so that the financial statements reflect the historical cost basis of the Property, (b) updated with unaudited comparative interim financial statements as required by Section 3.05 of Regulation S-X, and (c) recertified by KPMG such that the Existing Audit runs to the benefit of Buyer (and Seller shall reasonably cooperate to cause the Existing Audit to be so revised, updated and recertified), or (ii) at Buyer’s sole cost and expense, engage a third-party certified public accountant to perform an audit (“Buyer’s Audit”) of Seller’s books and records which relate exclusively to the Property, including the historical financial statements of the Property, which audit shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) neither the revision, update and recertification of the Existing Audit, nor the completion of Buyer’s Audit, shall be a condition precedent to Buyer’s obligation to close the transactions described in this Agreement, and (ii) Buyer shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its affiliates in connection with the revision, update and recertification of the Existing Audit, or the performance of Buyer’s Audit. Seller shall reasonably cooperate in connection with the revision, update and recertification of the Existing Audit or Buyer’s Audit and shall provide all information reasonably requested by the accountants performing such audit with respect to the Property, at no cost or expense to Seller. In connection with the revision, update and recertification of the Exiting Audit or Buyer’s Audit, Seller shall provide the accountants performing such audit with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller. The covenant of Seller with respect to the revision, update and recertification of the Existing Audit or Buyer’s Audit as set forth in this Section 12.24 shall survive Closing for a period of ninety (90) days.

12.25 Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement.

12.26 Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO

ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.27 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Delivery by facsimile, or e-mail of a PDF copy, of a counterpart of this Agreement executed by a party shall constitute delivery by such party of such party’s executed counterpart of this Agreement.

12.28 Required Disclosures. Buyer acknowledges the following required disclosures:

12.28.1 Disclosure required by C.R.S. Section 38 35.7 101. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

12.28.2 Disclosure required by C.R.S. Section 38 35.7 102. THE PROPERTY IS LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS SUBJECT TO THE DECLARATION FOR SUCH COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNER’S ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.

[BALANCE OF PAGE IS BLANK, SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

CHSP DENVER LLC,
a Delaware limited liability company

By:	/s/ D. Rick Adams
Name:	D. Rick Adams
Title:	Vice President

SELLER:

WTCC CITY CENTER INVESTORS V, L.L.C.,

a Delaware limited liability company

By:	WTCC City Center Mezz V, L.L.C.,
a Delaware limited liability company,
its Sole Member

	By:	Walton TCC Hotel Investors V, L.L.C.,
a Delaware limited liability company,
its Managing Member

		By:	Walton Acquisition Holdings V, L.L.C.,
a Delaware limited liability company,
its Managing Member

			By:	Walton Street Real Estate Fund V, L.P.,
a Delaware limited partnership,
its Managing Member

				By:	Walton Street Managers V, L.P.,
a Delaware limited partnership,
its General Partner

					By:	WSC Managers V, Inc.,
a Delaware corporation,
its General Partner

						By:	/s/ Justin L. Leonard
						Name:	Justin L. Leonard
						Title:	Vice President

2

JOINDER

In consideration of the execution of that certain agreement (the “Purchase Agreement”) to which this Joinder is attached, the undersigned (“Guarantor”), hereby unconditionally and irrevocably guarantees the payment and performance of all obligations of Buyer (“Obligor”) under the Purchase Agreement, which obligations expressly survive the termination thereunder, including Buyer’s indemnification obligations under the Purchase Agreement (the “Obligations”). Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Purchase Agreement. Guarantor represents and acknowledges that Guarantor has a direct or indirect interest in Buyer, that Guarantor will derive substantial benefits from the entry by Buyer and Seller into the Purchase Agreement and the transactions contemplated thereby, and that Guarantor’s execution of this Joinder is a material inducement and condition to Seller’s execution of the Purchase Agreement.

The following Sections of the Purchase Agreement shall apply to this Joinder as though herein set forth in full, mutatis mutandis: Sections 12.2, 12.3, 12.4, 12.7, 12.8, 12.9(b), 12.12, 12.13.2, 12.13.4, 12.13.5, 12.14, Sections 12.16 to 12.19, inclusive, Section 12.20 (with any notice to Guarantor to be sent to the address set forth for Buyer in the Purchase Agreement), Sections 12.21, 12.25 and 12.26,.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date of the Purchase Agreement.

CHESAPEAKE LODGING, L.P.,
a Delaware limited partnership

By:	Chesapeake Lodging Trust,
a Maryland real estate investment trust
its General Partner

	By:	/s/ D. Rick Adams
	Name:	D. Rick Adams
	Title:	Senior Vice President

3

EXHIBIT LIST

EXHIBIT A	-	LEGAL DESCRIPTION

EXHIBIT B	-	DEPOSIT ESCROW AGREEMENT

EXHIBIT C	-	DEED

EXHIBIT D	-	PRELIMINARY LIST OF PERMITTED EXCEPTIONS

EXHIBIT E	-	ESCROW INSTRUCTIONS

EXHIBIT F	-	DESCRIPTION OF GROUND LEASES

EXHIBIT G	-	BILL OF SALE

EXHIBIT H	-	MANAGEMENT AGREEMENT ASSIGNMENT

EXHIBIT I	-	PARKING EASEMENT ASSIGNMENT

EXHIBIT J	-	SELLER CLOSING CERTIFICATE

EXHIBIT K	-	CERTIFICATE OF NON-FOREIGN STATUS

EXHIBIT L	-	PERRY LEASE ACKNOWLEDGEMENT

EXHIBIT M	-	PLETTNER LEASE ACKNOWLEDGEMENT

EXHIBIT N	-	SUBTERRANEAN LEASE ACKNOWLEDGEMENT

EXHIBIT O	-	GAP INDEMNITY

EXHIBIT P	-	SELLER’S TITLE CERTIFICATE

EXHIBIT Q	-	BUYER CLOSING CERTIFICATE

EXHIBIT R	-	LITIGATION

EXHIBIT S	-	NON COMPLIANCE NOTICES FROM GOVERNMENTAL AGENCIES

EXHIBIT T	-	AGREEMENTS AND EQUIPMENT LEASES

EXHIBIT U	-	LIST OF ENVIRONMENTAL REPORTS

EXHIBIT V	-	LIST OF MANAGEMENT AGREEMENT DOCUMENTS

EXHIBIT Z

EXHIBIT W	-	FORM OF DESIRED CONDOMINIUM DECLARATION ESTOPPEL

EXHIBIT X	-	FORM OF DESIRED MASTER DECLARATION ESTOPPEL

EXHIBIT Y-1	-	FORM OF DESIRED PERRY LEASE ESTOPPEL

EXHIBIT Y-2	-	FORM OF DESIRED PLETTNER LEASE ESTOPPEL

EXHIBIT Y-3	-	FORM OF DESIRED SUBTERRANEAN LEASE ESTOPPEL

EXHIBIT Z	-	FORM OF MANAGEMENT AGREEMENT ESTOPPEL

EXHIBIT Z